                                                FILED PURSUANT TO RULE 424(b)(5)
                                                      REGISTRATION NO. 333-66157


++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+THIS PROSPECTUS SUPPLEMENT RELATES TO AN EFFECTIVE REGISTRATION STATEMENT + +UNDER THE SECURITIES ACT OF 1933, BUT IS NOT COMPLETE AND MAY BE CHANGED. +
+THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT        +
+SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR   +
+SALE IS NOT PERMITTED.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED NOVEMBER 3, 1998

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED OCTOBER 30, 1998

                                 $

                               NORAM ENERGY CORP.

              % Term Enhanced ReMarketable Securities(SM) ("TERMS(SM)")

                                   --------


 Interest on the TERMS of NorAm  Energy Corp. ("We", "NorAm" or the "Company")
  is payable on          and        , commencing       ,  1999 until        ,
   2003*.  The TERMS will  not be  subject to  redemption prior to         ,
    2003.

On        , 2003, Credit Suisse First  Boston Corporation may elect to purchase your  TERMS for  remarketing at  a  purchase price  of $1,000  per TERMS.  If
  Credit Suisse  First Boston  Corporation does not  purchase your  TERMS, we
   will repurchase your TERMS on        , 2003 at a purchase price of $1,000
    per TERMS. In  any case, you will  be required to tender  your TERMS on
            , 2003 in exchange for $1,000 per TERMS. Such tender will be effected automatically through the book-entry facilities of The
      Depository Trust Company.

 If Credit  Suisse First  Boston Corporation purchases  the TERMS  on        ,
  2003 for remarketing, then the TERMS, if we so choose, may be subject to an additional remarketing.

 The maturity  date of the TERMS is  scheduled to occur on         , 2013*. We
   may, however, adjust this  date at our option.  In addition, the maturity date  of  the  TERMS will  be  adjusted  if  we choose  to  require  an additional mandatory tender. See  "Description of the TERMS--Tender of  TERMS; Remarketing--Remarketing Dates;  Remarketing Window(SM);
         Adjustment to Maturity Date."

             For more information, see "Description of the TERMS."

 Our executive offices are located at Houston Industries Plaza, 1111 Louisiana,
       Houston, Texas 77002, and our telephone number is (713) 207-3000.

 NEITHER  THE  SECURITIES AND  EXCHANGE COMMISSION  NOR ANY  STATE  SECURITIES
   COMMISSION HAS APPROVED OR DISAPPROVED  OF THESE SECURITIES OR DETERMINED
     IF THIS PROSPECTUS  SUPPLEMENT OR THE PROSPECTUS TO  WHICH IT RELATES
       IS TRUTHFUL OR COMPLETE. ANY  REPRESENTATION TO THE CONTRARY IS A
         CRIMINAL OFFENSE.

                                                      UNDERWRITING
                                            PRICE TO  DISCOUNTS AND  PROCEEDS TO
                                            PUBLIC(1)  COMMISSIONS  THE COMPANY(2)
                                            --------- ------------- --------------
Per TERMS..................................      %           %              %
Total......................................   $           $              $

-----
(1) Plus accrued interest, if any, from       , 1998.

(2) Before expenses and excluding consideration paid by the Remarketing Dealer for the right to remarket the TERMS. See "Underwriting."

  Delivery of the TERMS will be made in book-entry form through the facilities
of The Depository Trust Company on or about       , 1998, against payment
therefor in immediately available funds.

CREDIT SUISSE FIRST BOSTON

   CHASE SECURITIES INC.

       GOLDMAN, SACHS & CO.

            MERRILL LYNCH & CO.

                                           NATIONSBANC MONTGOMERY SECURITIES LLC

                   Prospectus Supplement dated       , 1998.

"Remarketing Window(SM)," "Term Enhanced ReMarketable Securities(SM)" and "TERMS(SM)" are service marks owned by Credit Suisse First Boston Corporation.

--------
* Note: The dates indicated are subject to change and, as finally determined, will be reflected in the final prospectus supplement.

                               TABLE OF CONTENTS

                                                                            PAGE
                           PROSPECTUS SUPPLEMENT                            ----
The Company................................................................  S-3
Use of Proceeds............................................................  S-3
Summary Financial Information of the Company...............................  S-4
Description of the TERMS...................................................  S-5
Certain United States Federal Income Tax Considerations.................... S-16
Underwriting............................................................... S-19
                                PROSPECTUS
Where You Can Find More Information........................................    3
Disclosure Regarding Forward-Looking Statements............................    4
The Company................................................................    5
Ratio of Earnings to Fixed Charges.........................................    6
Use of Proceeds............................................................    6
Description of Debt Securities.............................................    6
Plan of Distribution.......................................................   16
Experts....................................................................   18
Validity of Securities.....................................................   18

  You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the Underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in each of the prospectus supplement and the accompanying prospectus is current only as of its respective date.

                                  THE COMPANY

  NorAm conducts operations primarily in the natural gas industry, including gathering, transmission, marketing, storage and distribution. NorAm is currently organized into three operating units: (a) natural gas distribution;
(b) interstate pipeline; and (c) energy marketing. NorAm is a wholly owned subsidiary of Houston Industries Incorporated ("Houston Industries"). For additional information regarding NorAm, see the description set forth in the accompanying Prospectus under the heading "The Company."

                                USE OF PROCEEDS

  The proceeds to the Company from the sale of the TERMS and from the consideration paid by the Remarketing Dealer for the right to remarket the TERMS (see "Underwriting") will be used for general corporate purposes, including, without limitation, working capital, capital expenditures, acquisitions and the repayment or refinancing of the Company's indebtedness. Debt refinanced with such proceeds is expected to include (i) the Company's
outstanding commercial paper aggregating $      and having an effective
average interest rate of    % as of      , 1998 and (ii) a term loan of $150
million maturing November 13, 1998 which has an effective interest rate (after reflecting related interest rate swaps) of 6.7%.

                 SUMMARY FINANCIAL INFORMATION OF THE COMPANY

  The following table presents summary financial data derived from the financial statements of the Company. This summary is qualified in its entirety by the detailed information and financial statements of the Company included in the documents incorporated herein by reference. See "Where You Can Find More Information" in the accompanying Prospectus.

                         SIX MONTHS ENDED
                             JUNE 30,                YEAR ENDED DECEMBER 31,
                         ----------------- --------------------------------------------
                           1998   1997(1)  1997(2)    1996     1995     1994     1993
                         -------- -------- -------- -------- -------- -------- --------
                                      (AMOUNTS IN MILLIONS, EXCEPT RATIOS)
INCOME STATEMENT DATA
  Operating Revenues.... $3,142.5 $2,940.2 $5,858.4 $4,788.5 $2,964.7 $2,857.9 $2,988.3
  Net Income............ $   58.5 $   69.3 $   67.0 $   90.9 $   65.5 $   48.1 $   36.1
  Ratio of Earnings to
   Fixed Charges (3)....     2.97     2.59     1.89     2.12     1.69     1.47     1.47

                                                         AS OF JUNE 30, 1998
                                                       -----------------------
                                                        ACTUAL  AS ADJUSTED(4)
                                                       -------- --------------
                                                        (AMOUNTS IN MILLIONS,
                                                         EXCEPT PERCENTAGES)
CAPITALIZATION AND SHORT-TERM DEBT
  Short-Term Debt..................................... $  300.0 $             %
  Long-Term Debt:
    Senior Long-Term Debt (including current
     maturities)......................................  1,300.7
    Convertible Subordinated Debentures...............    111.3
      Total Debt......................................  1,712.0
  NorAm-Obligated Mandatorily Redeemable Convertible
   Preferred Securities of Subsidiary Trust Holding
   Solely Subordinated Debentures of NorAm............      1.8
  Common Stock Equity.................................  2,532.5
                                                       -------- -------- -----
    Total Capitalization and Short-Term Debt.......... $4,246.3 $        100.0%
                                                       ======== ======== =====

--------
(1) Includes results of operations for six months ended June 30, 1997 of the Company prior to its merger (the "Merger") with and into a wholly owned subsidiary of Houston Industries on August 6, 1997.
(2) Includes results of operations for seven months ended July 31, 1997 of the Company prior to the Merger.
(3) The Company believes that the ratios for the six-month periods are not necessarily indicative of the ratios for the twelve-month periods due to the seasonal nature of the Company's business and the adjustments to the Company's financial statements resulting from the Merger.
(4) Adjustments have been made to reflect the issuance of $   million
    aggregate principal amount of TERMS pursuant to this Prospectus Supplement and the related repayment of short-term and long-term debt with the proceeds therefrom.

                           DESCRIPTION OF THE TERMS

GENERAL

  The TERMS will be issued under an Indenture, dated as of February 1, 1998, as it may be supplemented from time to time (the "Indenture"), between the Company and Chase Bank of Texas, National Association, as trustee (the "Trustee"), which is more fully described in the accompanying Prospectus. As of October 31, 1998, the Company had $300 million aggregate principal amount of Debt Securities (as defined in the accompanying Prospectus) outstanding under the Indenture. The following description of the TERMS supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus.

  Record Holders ("Holders") of the TERMS will be required to tender their
TERMS in exchange for $1,000 per TERMS on      , 2003* (the "Initial Investor
Maturity Date"). The ultimate maturity date of the TERMS is scheduled to be
     , 2013* (the "Scheduled Maturity Date"). The date on which the TERMS mature (the "Maturity Date") may be adjusted due to the occurrence, if any, of either, or both of (i) the Remarketing Window (as defined below) or (ii) modification by the Company. See "--Tender of TERMS; Remarketing--Remarketing Dates; Remarketing Window; Adjustment to Maturity Date."

  The TERMS will be unsecured obligations of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. The TERMS are not subject to redemption by the Company prior to the Initial Investor Maturity Date. See "--Redemption."

  The TERMS will bear interest at the annual interest rate of    % to the
Initial Investor Maturity Date of      , 2003. Either the Initial Investor
Maturity Date or, if the Initial Investor Maturity Date is designated as a Window Period Remarketing Date (as defined below) as described below under "--Tender of TERMS; Remarketing--Remarketing Dates; Remarketing Window; Adjustment to Maturity Date," the Additional Remarketing Date thereafter (either the Initial Investor Maturity Date or the Additional Remarketing Date, the "Remarketing Date"), will be the Remarketing Date for the TERMS. If Credit Suisse First Boston Corporation (the "Remarketing Dealer") elects to remarket the TERMS on the Remarketing Date, except in the limited circumstances described herein, (i) the TERMS will be subject to mandatory tender to the Remarketing Dealer at 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the Remarketing Date, for remarketing on such date, on the terms and subject to the conditions described herein, and (ii) on and after the Remarketing Date, the TERMS will bear interest at the rate determined by the Remarketing Dealer in accordance with the procedures set forth below. See "--Tender of TERMS; Remarketing."

  Under the circumstances described below, the TERMS are subject to redemption by the Company from the Remarketing Dealer on the Remarketing Date. See "--Redemption." If the Remarketing Dealer for any reason does not purchase all of the TERMS on the Remarketing Date, or elects not to remarket the TERMS, or in certain other limited circumstances described herein, the Company will be required to repurchase all of the TERMS from the Holders on the Remarketing Date at 100% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the Remarketing Date, if any. See "--Repurchase."

  Interest on the TERMS accruing during the period from and including      ,
1998 (the "Issue Date") to but excluding the Initial Investor Maturity Date
will be payable semiannually on    and    of each year, commencing      ,
1999. Interest on the TERMS accruing from the Initial Investor Maturity Date (if such date is not a Window Period Remarketing Date) or the Additional Remarketing Date (if the Initial Investor Maturity Date is a Window Period Remarketing Date) will be payable semiannually on each day that is a six-month anniversary of such date. Interest on the TERMS accruing during the period from and including the Initial Investor Maturity Date (if the Initial Investor Maturity Date is a Window Period Remarketing Date) to but

--------
* Note: The dates indicated are subject to change and, as finally determined, will be reflected in the final prospectus supplement.

excluding the Additional Remarketing Date (the "Remarketing WindowSM"), if applicable, will be payable on the Additional Remarketing Date. Each day on which interest is scheduled to be paid is hereinafter referred to as an "Interest Payment Date." Interest payable on any Interest Payment Date will be payable to the persons in whose names the TERMS are registered at the close of business on the fifteenth calendar day (whether or not a Business Day) immediately preceding such Interest Payment Date; provided that, in the case of the Interest Payment Date relating to the Remarketing Window, interest will be payable to the persons to whom principal is payable on the Additional Remarketing Date. Interest on the TERMS will be computed on the basis of a 360-day year of twelve 30-day months; provided that, interest accruing during the Remarketing Window will be computed on the basis of the actual number of days in such period over a 360-day year. "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close and, in the case of the determination of the "Applicable Reference Index" (as defined below) that is based upon Eurodollar deposits in London, the City of London each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York or the City of London are authorized or obligated by law or executive order to close.

  Interest payable on any Interest Payment Date and at the Maturity Date or date of earlier redemption or repurchase will be the amount of interest accrued from and including the most recent Interest Payment Date to which interest has been paid or duly provided for (or from and including the Issue Date if no interest has been paid or duly provided for with respect to the TERMS) to but excluding such Interest Payment Date or the Maturity Date or date of redemption or repurchase, as the case may be. If any Interest Payment Date or the Maturity Date or date of earlier redemption or repurchase of the TERMS falls on a day that is not a Business Day, the payment otherwise then due will be made on the next Business Day with the same force and effect as if it were made on the date such payment was due and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date or date of redemption or repurchase, as the case may be.

  The TERMS will be issued in denominations of $1,000 and integral multiples thereof.

TENDER OF TERMS; REMARKETING

  The following description summarizes the terms and conditions of the remarketing of the TERMS, in the event that the Remarketing Dealer elects to purchase the TERMS and remarkets the TERMS on the Initial Investor Maturity Date.

  Mandatory Tender. Provided that the Remarketing Dealer gives notice to the Company and the Trustee on a Business Day not earlier than ten nor later than five Business Days prior to the Initial Investor Maturity Date of its intention to purchase the TERMS for remarketing (the "Notification Date"), each TERMS will be automatically tendered, or deemed tendered, to the Remarketing Dealer for purchase on each of (i) the Initial Investor Maturity Date and (ii) if the Initial Investor Maturity Date is designated as a Window Period Remarketing Date as described under "--Remarketing Dates; Remarketing Window; Adjustment to Maturity Date," the Additional Remarketing Date thereafter, except in the circumstances described under "--Repurchase" or "--Redemption." The purchase price for the TERMS to be paid by the Remarketing Dealer on the Remarketing Date will equal 100% of the principal amount thereof. In addition, the Company will pay accrued and unpaid interest on the TERMS to, but excluding, the Remarketing Date. See "--Notification of Results; Settlement." When the TERMS are tendered for remarketing on the Remarketing Date, the Remarketing Dealer may remarket the TERMS for its own account at varying prices to be determined by the Remarketing Dealer at the time of the remarketing. From and after the Initial Investor Maturity Date (if such date is not a Window Period Remarketing Date) or the Additional Remarketing Date (if the Initial Investor Maturity Date is a Window Period Remarketing Date), the TERMS will bear interest at the Interest Rate to Maturity (as defined herein), determined as set forth under "--Determination of Applicable Interest Rate." During the Remarketing Window, if any, the TERMS will bear interest at the Window Period Interest Rate (as defined herein) determined as set forth under "--Determination of Applicable Interest Rate." If the Remarketing Dealer elects to purchase the TERMS, the obligation of the Remarketing Dealer to purchase the TERMS on the Remarketing Date is subject to, among other things, the conditions that, since the Notification Date, no material adverse change in the condition of the Company and its subsidiaries, considered as one enterprise, shall have occurred and that no Event of Default (as defined in the Indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the TERMS shall have occurred and be continuing. If for any reason the Remarketing Dealer does not purchase all of the TERMS on the Remarketing Date, the Company will be required to repurchase the TERMS from the Holders thereof at a price equal to the principal amount thereof plus all accrued and unpaid interest, if any, on the TERMS to, but excluding, the Remarketing Date. See "--Repurchase."

  Remarketing Dates; Remarketing Window; Adjustment to Maturity Date. If the Remarketing Dealer elects to remarket the TERMS on the Initial Investor Maturity Date, then not later than 4:00 p.m., New York City time, on the fourth Business Day prior to the Initial Investor Maturity Date, the Company may notify the Remarketing Dealer, the Trustee and The Depository Trust Company ("DTC") by telephone, confirmed in writing that it elects the Initial Investor Maturity Date to be a Window Period Remarketing Date (the "Window Period Remarketing Date"). The Company will be eligible to make such notification if at such time its senior unsecured debt is rated at least "Baa3" by Moody's Investors Services, Inc. and "BBB-" by Standard & Poor's Ratings Services or the equivalent thereof by such rating agency at the time of such notification; provided, that the Remarketing Dealer may waive this requirement at its sole discretion. If the Company does not provide such notification, the Initial Investor Maturity Date will be the Remarketing Date and the Scheduled Maturity Date, subject to the immediately following paragraph, will be the Maturity Date. If the Company provides such notification, then (i) the Additional Remarketing Date will be one of the 52 following one-week anniversary dates of the Initial Investor Maturity Date (or if any such day is not a Business Day, the next following Business Day) designated by the Company not later than the fifth Business Day prior to such one-week anniversary date (the "Additional Remarketing Date"); provided, that, if the Company fails to so designate the Additional Remarketing Date, the Additional Remarketing Date will be the date that is 52 weeks after the Initial Investor Maturity Date (or if such day is not a Business Day, the next following Business Day) and (ii) the Maturity Date of the TERMS, subject to the immediately following paragraph, will be the date that is the tenth anniversary of the Additional Remarketing Date (whether or not a Business
Day).

  Notwithstanding the foregoing paragraph, the Company (upon notice by telephone, confirmed in writing, to the Remarketing Dealer, the Trustee and
DTC) may modify the Maturity Date of the TERMS by designating an anniversary of the Initial Investor Maturity Date (if there is no Remarketing Window) or of the Additional Remarketing Date (if there is a Remarketing Window) not later than the tenth anniversary thereof as the Maturity Date of the TERMS. Such notice must be given no later than 4:00 p.m., New York City time, on the fourth Business Day prior to the Initial Investor Maturity Date (if there is no Remarketing Window) or no later than the designation by the Company of the Additional Remarketing Date (if there is a Remarketing Window).

  Determination of Applicable Interest Rate. From and including the Initial Investor Maturity Date if such date is not a Window Period Remarketing Date or, from and including the Additional Remarketing Date, if the Initial Investor Maturity Date is a Window Period Remarketing Date, to but excluding the Maturity Date, the TERMS will bear interest at the Interest Rate to Maturity (as defined below). From and including the Initial Investor Maturity Date, if such date is a Window Period Remarketing Date, to but excluding the Additional Remarketing Date (the "Remarketing Window"), if any, the TERMS will bear interest at the Window Period Interest Rate (as defined below).

  The "Interest Rate to Maturity" will be determined by the Remarketing Dealer by 3:30 p.m., New York City time, on the third Business Day immediately preceding the Initial Investor Maturity Date (if such date is not a Window Period Remarketing Date) or the Additional Remarketing Date (if the Initial Investor Maturity Date is a Window Period Remarketing Date) (the "Re-pricing Date"), to the nearest one hundred-thousandth (0.00001) of one percent per annum, and will be equal to (i) the sum of the Base Rate (as defined below) plus the Applicable Spread (as defined below), which will be based on the Dollar Price (as defined below) of the

TERMS, or (ii) the Negotiated Rate (as defined below) mutually agreed upon between the Company and the Remarketing Dealer.

  "Base Rate" means      % per annum.

  The "Applicable Spread" will be the lowest firm bid quotation, expressed as a spread (in the form of a percentage or number of basis points) above the Base Rate, obtained by the Remarketing Dealer on the Re-pricing Date from bid quotations requested from five Reference Corporate Dealers (as defined below) for the aggregate principal amount of the TERMS at the Dollar Price, but assuming (i) an issue date of the Initial Investor Maturity Date (if such date is not a Window Period Remarketing Date) or the Additional Remarketing Date (if the Initial Investor Maturity Date is a Window Period Remarketing Date) with settlement on such date without accrued interest, (ii) a maturity date equal to the Maturity Date of the TERMS, and (iii) a stated annual interest rate, payable semiannually, equal to the Base Rate plus the spread bid by the applicable Reference Corporate Dealer. If fewer than five Reference Corporate Dealers bid as described above, then the Applicable Spread will be the lowest of such bid quotations obtained as described above.

  The Company and the Remarketing Dealer may agree, in lieu of the process described in the preceding paragraph, to determine the Interest Rate to Maturity on a negotiated transaction basis (such rate referred to herein as the "Negotiated Rate"). In such case, the Remarketing Dealer will be paid an underwriting fee that may be added to the Dollar Price at which the TERMS will be sold to investors by the Remarketing Dealer.

  "Dollar Price" means, with respect to the TERMS, the present value, as of the Initial Investor Maturity Date, of the Remaining Scheduled Payments (as defined below) discounted to the Initial Investor Maturity Date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate (as defined below); provided that, in the case of the Additional Remarketing Date, the Dollar Price will be the Accreted Dollar Price; provided, further, that the Dollar Price in the case of the Initial Investor Maturity Date or the Additional Remarketing Date may be any other amount agreed to in writing by the Remarketing Dealer and the Company.

  "Accreted Dollar Price" means, with respect to the Additional Remarketing Date, the Dollar Price as of the Initial Investor Maturity Date (determined by the Remarketing Dealer on the Notification Date for the Initial Investor Maturity Date as if the Initial Investor Maturity Date were not a Window Period Remarketing Date) plus the product of (i) such Dollar Price less the principal amount of TERMS outstanding as of the Initial Investor Maturity Date, (ii) the weighted average per annum Window Period Interest Rate for the Remarketing Window, and (iii) the number of days in the Remarketing Window divided by 360.

  "Reference Corporate Dealers" means leading dealers of publicly traded debt securities of the Company in The City of New York (at least one of which will be the Remarketing Dealer or one of its affiliates) selected by the Company.

  "Remaining Scheduled Payments" means, with respect to the TERMS, the remaining scheduled payments of the principal thereof and interest thereon, calculated at the Base Rate only and assuming (i) the principal amount of the
TERMS will be due on                , 2013 (whether or not a Business Day)
whether or not such date is the same as the Maturity Date and (ii) that the Company did not elect the Initial Investor Maturity Date to be a Window Period Remarketing Date.

  "Treasury Rate" means the yield to maturity of the offered-side quote for the then current 10-Year US Treasury Bond shown on Telerate page 500 (or any successor page), as of 11:00 a.m., New York City time, on the Notification Date (or, if a quote for such 10-year US Treasury Bond is not available, the interpolated yield to maturity using then current US Treasury Bonds or the yield to maturity of another benchmark US Treasury Bond that has a tenor of approximately ten years). In the event that the offered-side quote for the then current 10-Year US Treasury Bond is no longer shown on Telerate page 500 and there is no successor page, the Treasury Rate will be calculated by the Remarketing Dealer and will be a yield to maturity equal to the arithmetic mean of the secondary market bid rates, as of approximately 11:00 a.m., New York City time, on the Notification Date, of five leading primary United States government securities dealers (no more than one of which may be the Remarketing Dealer or an affiliate of the Remarketing Dealer) selected by the Remarketing Dealer, excluding the highest and lowest of such bids, for an aggregate principal amount of the then current 10-Year US Treasury Bond equal to the aggregate principal amount of the TERMS (or, if a quote for such 10-year US Treasury Bond is not available, the interpolated yield to maturity using then current US Treasury Bonds or the yield to maturity of another benchmark US Treasury Bond that has a tenor of approximately ten years). If fewer than three such United States government securities dealers provide bids, the Treasury Rate shall be the average of such bids. If only one such United States government securities dealer provides such a bid, then the Treasury Rate will be equal to such bid.

  The interest rate for the Remarketing Window will be reset on each Interest Reset Date (as defined below) during the Remarketing Window and will be equal to the Applicable Reference Index plus the Applicable Basic Margin Above the Applicable Reference Index (as defined below), in each case as calculated by the Remarketing Dealer (the "Window Period Interest Rate"). The Window Period Remarketing Date and the Wednesday of each week during the Remarketing Window will each be an "Interest Reset Date." The "Interest Determination Date" applicable to an Interest Reset Date will be the second Business Day preceding such Interest Reset Date. The interest rate in effect from and including the Window Period Remarketing Date (which is the first day of the Remarketing Window) to, but excluding, the first Interest Reset Date during such Remarketing Window will be determined as if the Window Period Remarketing Date were an Interest Reset Date and the Interest Determination Date for such Interest Reset Date were the second Business Day prior to the Window Period Remarketing Date.

  The "Applicable Reference Index" means, with respect to the Remarketing Window, the rate of interest for each Interest Reset Date as determined by the Remarketing Dealer based on one of the following indexes selected by the Company and notified to the Remarketing Dealer no later than four Business Days prior to the Window Period Remarketing Date: (i) the per annum rate equal to the one week eurodollar rate shown on Telerate page 3750 (or any successor page) at 11:00 a.m., London time, on the applicable Interest Determination Date, or (ii) the per annum rate equal to the average of the federal funds rates shown on Telerate page 5 (or any successor page) at 11:00 a.m., New York City time, on the applicable Interest Determination Date and each of the four Business Days prior to such Interest Determination Date, or (iii) the one-week "AA" non-financial commercial paper rate shown on the internet world wide web page (or any successor page) of the Board of Governors of the Federal Reserve System (www.bog.frb.fed.us/releases/CP/) at 11:00 a.m., New York City time, on the applicable Interest Determination Date.

  The "Applicable Basic Margin Above the Applicable Reference Index" will be the lowest firm bid quotation, expressed as a spread (in the form of a percentage or number of basis points) above the Applicable Reference Index, obtained by the Remarketing Dealer on the third Business Day prior to the Window Period Remarketing Date from bid quotations requested from five Reference Money Market Dealers (as defined below) on such date for the full aggregate principal amount of the TERMS at a price in U.S. dollars equal to par, but assuming (i) an issue date of the Window Period Remarketing Date, with settlement on such date without accrued interest, (ii) a maturity date equal to the day that is 52 weeks from the Window Period Remarketing Date,
(iii) that the TERMS are callable by the Remarketing Dealer on a weekly basis after the Window Period Remarketing Date, (iv) that the TERMS will be required to be repurchased by the Company at par on the day that is 52 weeks from the Window Period Remarketing Date if not previously called by the Remarketing Dealer, and (v) a stated annual interest rate, payable on the Additional Remarketing Date, equal to the Applicable Reference Index plus the spread bid by the applicable Reference Money Market Dealer. If fewer than five Reference Money Market Dealers bid as described above, then the Applicable Basic Margin Above the Applicable Reference Index will be the lowest of such firm bid quotations obtained as described above.

  "Reference Money Market Dealers" means leading dealers, selected by the Company, of publicly traded debt securities of the Company in The City of New York (at least one of which will be the Remarketing Dealer or one of its affiliates) who are also leading dealers in money market instruments. The Company will notify the Remarketing Dealer of the identity of such Reference Money Market Dealers no later than four Business Days prior to the Window Period Remarketing Date.

  Notification of Results; Settlement. Provided that the Remarketing Dealer has previously notified the Company and the Trustee on the Notification Date of its intention to purchase all of the TERMS on the Initial Investor Maturity Date, the Remarketing Dealer will notify the Company, the Trustee and DTC by telephone, confirmed in writing, by 4:00 p.m., New York City time, on the third Business Day prior to the Initial Investor Maturity Date (if such date is not a Window Period Remarketing Date) or the Additional Remarketing Date (if the Initial Investor Maturity Date is a Window Period Remarketing Date), of the Interest Rate to Maturity. If the Initial Investor Maturity Date is a Window Period Remarketing Date, the Remarketing Dealer will provide the Company, the Trustee and DTC with notice in accordance with the preceding sentence, by 4:00 p.m., New York City time, on the second Business Day prior to the Initial Investor Maturity Date, of the Window Period Interest Rate which will initially be in effect.

  All of the TERMS will be automatically delivered to the account of the Trustee, by book-entry through DTC pending payment of the purchase or redemption price therefor, on the Remarketing Date.

  In the event that the Remarketing Dealer purchases the TERMS on the Remarketing Date, the Remarketing Dealer will make or cause the Trustee to make payment to each Holder of TERMS by book-entry through DTC by the close of business on such date, against delivery of each such Holder's TERMS, of 100% of the principal amount of the TERMS that shall have been purchased for remarketing by the Remarketing Dealer. The Holder of the TERMS will initially be DTC or a nominee thereof, see "Description of Debt Securities--Global Securities" in the accompanying Prospectus. If the Remarketing Dealer does not purchase all of the TERMS on the Remarketing Date, it will be the obligation of the Company to make or cause to be made such payment for all of the TERMS, as described under "--Repurchase." In any case, the Company will make or cause the Trustee to make payment of interest to each Holder of TERMS due on a Remarketing Date by book-entry through DTC by the close of business on such date.

  The transactions described above will be executed through DTC in accordance with the procedures of DTC, and the accounts of the respective Participants (as defined in the accompanying Prospectus) will be debited and credited and the TERMS delivered by book-entry as necessary to effect the purchases and sales thereof.

  Transactions involving the sale and purchase of TERMS remarketed by the Remarketing Dealer on the Remarketing Date will settle in immediately available funds through DTC's Same-Day Funds Settlement System.

  The tender and settlement procedures described above, including provisions for payment by purchasers of TERMS in the remarketing or for payment to selling Holders of TERMS, may be modified to the extent required by DTC or to the extent required to facilitate the tender and remarketing of TERMS in certificated form, if the book-entry system is no longer available for the TERMS at the time of the remarketing. In addition, the Remarketing Dealer may, in accordance with the terms of the Indenture, modify the tender and settlement procedures set forth above in order to facilitate the tender and settlement process.

  As long as DTC's nominee holds the certificates representing any TERMS in the book-entry system of DTC, no certificates for such TERMS will be delivered by any selling Holder to reflect any transfer of such TERMS affected in the remarketing. In addition, under the terms of the TERMS and the Remarketing Agreement (described below), the Company has agreed that, notwithstanding any provision to the contrary set forth in the Indenture, (i) it will use its reasonable best efforts to maintain the TERMS in book-entry form with DTC or any successor thereto and to appoint a successor depositary to the extent necessary to maintain the TERMS in book-entry form, and (ii) it will waive any discretionary right it otherwise has under the Indenture to cause the TERMS to be issued in certificated form.

  For further information with respect to transfers and settlement through DTC, see "Description of Debt Securities--Global Securities" in the accompanying Prospectus.

  The Remarketing Dealer. The Company and the Remarketing Dealer are entering into a Remarketing Agreement, the general terms and provisions of which are summarized below.

  In connection with the remarketing of the TERMS bearing the Interest Rate to Maturity, the Remarketing Dealer will sell the TERMS for distribution to the Reference Corporate Dealer that provides the lowest bid quotation with respect to the determination of the Applicable Spread. The Remarketing Agreement provides the Remarketing Dealer with the right to match the lowest bid quotation received from the Reference Corporate Dealers with respect to the determination of the Interest Rate to Maturity and to thereby have the right to distribute the TERMS.

  The Company will agree to indemnify the Remarketing Dealer against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), arising out of or in connection with its duties under the Remarketing Agreement, or may contribute to payments that the Remarketing Dealer may be required to make in respect thereof.

  In the event that the Remarketing Dealer elects to remarket the TERMS as described herein, the obligation of the Remarketing Dealer to purchase TERMS from Holders of TERMS will be subject to conditions set forth in the Remarketing Agreement, including the conditions that, since the Notification Date, no material adverse change in the financial condition or results of operations of the Company and its subsidiaries, considered as one enterprise, shall have occurred and that no Event of Default (as defined in the Indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the TERMS shall have occurred and be continuing.

  No Holder of any TERMS will have any rights or claims under the Remarketing Agreement or against the Remarketing Dealer as a result of the Remarketing Dealer not purchasing such TERMS.

  The Remarketing Agreement will also provide that the Remarketing Dealer may resign as Remarketing Dealer upon the satisfaction of certain conditions. In addition, the services of the Remarketing Dealer may be terminated by the Company. In either such case, the Company shall select the successor to the Remarketing Dealer who, subject to certain conditions, may assume the Remarketing Dealer's rights and obligations under the Remarketing Agreement.

  The Remarketing Dealer may buy, sell, hold and deal in any of the TERMS. When holding any TERMS, the Remarketing Dealer may exercise any vote or join in any action which any Holder of TERMS may be entitled to exercise or take with like effect as if it did not act in any capacity under the Remarketing Agreement. The Remarketing Dealer, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity under the Remarketing Agreement.

REPURCHASE

  If (i) the Remarketing Dealer does not notify the Company of the Interest Rate to Maturity or the initial Window Period Interest Rate commencing as of the Window Period Remarketing Date by (a) in the case of the Interest Rate to Maturity, 4:00 p.m., New York City time, on the third Business Day prior to the Initial Investor Maturity Date (if the Initial Investor Maturity Date is not a Window Period Remarketing Date) or the Additional Remarketing Date (if the Initial Investor Maturity Date is a Window Period Remarketing Date), or
(b) in the case of the initial Window Period Interest Rate, 4:00 p.m., New York City time, on the second Business Day prior to the Window Period Remarketing Date, (ii) prior to the Remarketing Date, the Remarketing Dealer has resigned or been terminated and no successor has been appointed and assumed the duties thereof on or before the third Business Day immediately preceding the Remarketing Date, (iii) after the Notification Date, a material adverse change in the financial condition or results of operations of the Company and its subsidiaries, considered as one enterprise, shall have occurred or an Event of Default, or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the TERMS shall have occurred and be continuing, or any other event constituting a termination event under the Remarketing Agreement shall have occurred, (iv) the Remarketing Dealer for any reason elects not to purchase the TERMS for remarketing on the Remarketing Date, or (v) the Remarketing Dealer for any reason does not purchase all of the tendered TERMS on the Remarketing Date, the Company will repurchase all of the outstanding principal amount of the TERMS on the Remarketing Date at a price equal to 100% of the principal amount of the TERMS plus all accrued and unpaid interest, if any, on the TERMS to but excluding the Remarketing Date. In any such case, payment will be made by the Company to each tendering Holder of TERMS, by the close of business on the Remarketing Date against delivery of such Holder's tendered TERMS. See "Description of Debt Securities--Global Securities" in the accompanying Prospectus.

REDEMPTION

  If the Remarketing Dealer elects to remarket the TERMS on the Remarketing Date, the TERMS will be subject to mandatory tender to the Remarketing Dealer for remarketing on such date, in each case subject to the conditions described under "--Tender of TERMS; Remarketing; Adjustment to Maturity Date" and "--Repurchase" and to the Company's right to redeem the TERMS from the Remarketing Dealer as described in the next sentence. The Company will notify the Remarketing Dealer and the Trustee, not later than the fourth Business Day immediately preceding the Remarketing Date, if the Company irrevocably elects to exercise its right to redeem the TERMS, in whole but not in part, from the Remarketing Dealer on such date at the Optional Redemption Price (as defined below).

  The "Optional Redemption Price" will be the sum of (i) the greater of (a) 100% of the aggregate principal amount of the TERMS and (b) the Dollar Price as of the Remarketing Date (which, if the Remarketing Date is the Additional Remarketing Date, will equal the Accreted Dollar Price) plus (ii) in the case of either (a) or (b) above, accrued and unpaid interest to, but excluding, the Remarketing Date.

ABSENCE OF EVENT RISK PROTECTIONS

  Neither the Indenture nor the TERMS contain provisions permitting the Holders of the TERMS to require prepayment in the event of a change in control of the Company, or in the event the Company enters into one or more highly leveraged transactions, regardless of whether a rating decline results therefrom, or in the event the Company disposes of one or more of its business units, nor are any such events deemed to be Events of Default under the terms of the Indenture or the TERMS.

CERTAIN RESTRICTIVE COVENANTS

  The Indenture contains the covenants summarized below (the "Restrictive Covenants"), which are applicable to the TERMS; provided, however, that the Restrictive Covenants will terminate and will no longer be applicable to the TERMS (the "Termination Provision") on and after the date (the "Termination Date") on which there remains outstanding, in the aggregate, no more than $200 million in principal amount of the Company's (a) Medium-Term Notes, Series A and B (due through 2001), (b) 8.875% Notes due 1999, (c) 7 1/2% Notes due 2000, (d) 8.90% Debentures due 2006, (e) 10% Debentures due 2019, (f) Term Loan (due November 13, 1998) under that certain $150,000,000 Term Loan Agreement (the "Term Loan") dated May 15, 1997, as amended, among the Company, Citibank, N.A., as Agent, and various lenders party thereto and (g) any long-term indebtedness (but excluding for this purpose any long-term indebtedness incurred pursuant to any revolving credit facility, letter of credit facility or other similar bank credit facility) of the Company issued subsequent to the TERMS and prior to the Termination Date containing covenants substantially similar to the Restrictive Covenants but not containing the Termination Provision (collectively, the "NorAm Long-Term Indebtedness"). Each issue of NorAm Long-Term Indebtedness (other than the Term Loan) has covenants similar to the Restrictive Covenants summarized below. The Term Loan and various agreements governing certain short-term indebtedness of NorAm, including NorAm's revolving credit facility, contain provisions limiting the Company's ability to encumber its property or the property of its subsidiaries and to effect sale and leaseback transactions that differ from the Restrictive Covenants. As of September 30, 1998, approximately $903 million aggregate principal amount of NorAm Long-Term Indebtedness was outstanding.

  Limitations on Liens. The Company will not, and will not permit any Restricted Subsidiary (as defined below) to, pledge, mortgage or hypothecate, or permit to exist, except in favor of the Company or any Restricted Subsidiary, any mortgage, pledge, lien or other encumbrance (collectively, a "lien" or "liens") upon, any Principal Property (as defined below) at any time owned by it or a Restricted Subsidiary, to secure any indebtedness (as defined below), unless effective provision is made whereby outstanding TERMS will be secured equally and ratably therewith (or prior thereto), and with any other indebtedness similarly entitled to be equally and ratably secured. This restriction will not apply to: (a) liens on any property held or used by the Company or a Restricted Subsidiary in connection with the exploration for, development of or production of, oil, gas, natural gas (including liquefied gas and storage gas), other hydrocarbons, helium, coal, metals, minerals, steam, timber, geothermal or other natural resources or synthetic fuels, such properties to include, but not be limited to, the Company's or a Restricted Subsidiary's interest in any mineral fee interests, oil, gas or other mineral leases, royalty, overriding royalty or net profits interests, production payments and other similar interests, wellhead production equipment, tanks, field gathering lines, leasehold or field separation and processing facilities, compression facilities and other similar personal property and fixtures; (b) liens on oil, gas, natural gas (including liquified gas and storage gas), other hydrocarbons, helium, coal, metals, minerals, steam, timber, geothermal or other natural resources or synthetic fuels produced or recovered from any property, an interest in which is owned or leased by the Company or a Restricted Subsidiary; (c) liens (or certain extensions, renewals or refundings thereof) upon any property acquired before or after the date of the Indenture, created at the time of acquisition or within one year thereafter to secure all or a portion of the purchase price thereof or the cost of construction or improvement, or existing thereon at the date of acquisition, provided that every such mortgage, pledge, lien or encumbrance applies only to the property so acquired or constructed and fixed improvements thereon; (d) liens upon any property acquired by any corporation that is or becomes a Restricted Subsidiary after the date of the Indenture (each, an "Acquired Entity"), provided that every such mortgage, pledge, lien or encumbrance (1) shall either (A) exist prior to the time the Acquired Entity becomes a Restricted Subsidiary or (B) be created at the time the Acquired Entity becomes a Restricted Subsidiary or within one year thereafter to secure payment of the acquisition price thereof and (2) shall only apply to those properties owned by the Acquired Entity at the time it becomes a Restricted Subsidiary or thereafter acquired by it from sources other than the Company or any other Restricted Subsidiary; (e) pledges of current assets, in the ordinary course of business, to secure current liabilities; (f) deposits to secure public or statutory obligations; (g) liens upon any office, data processing or transportation equipment; (h) liens created or assumed in connection with the issuance of debt securities, the interest on which is excludable from gross income of the holder of such security pursuant to the Internal Revenue Code, for the purpose of financing the acquisition or construction of property to be used by the Company or a Restricted Subsidiary;
(i) pledges or assignments of accounts receivable or conditional sales contracts or chattel mortgages and evidence of indebtedness secured thereby, received in connection with the sale of goods or merchandise to customers; (j) certain liens for taxes, judgments and attachments; or (k) certain other liens.

  Notwithstanding the foregoing, the Company or a Restricted Subsidiary may issue, assume or guarantee indebtedness secured by a mortgage which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other indebtedness of the Company or a Restricted Subsidiary secured by a mortgage which (if originally issued, assumed or guaranteed at such time) would otherwise be subject to the foregoing restrictions (not including secured indebtedness permitted under the foregoing exceptions) and the value of all Sale and Leaseback Transactions (as defined below) existing at such time (other than Sale and Leaseback Transactions in which the property involved would have been permitted to be mortgaged under
(c) or (d) above), does not at the time such indebtedness is incurred exceed 5% of Consolidated Net Tangible Assets (as defined below), as shown on the Company's most recent audited consolidated balance sheet preceding the date of determination.

  Limitation on Sale and Leaseback Transactions. Sale and Leaseback Transactions by the Company or any Restricted Subsidiary of any Principal Property are generally prohibited unless the net proceeds of such sale are at least equal to the fair value of such Principal Property (as determined by the Board of Directors of the Company) and either (a) the Company or such Restricted Subsidiary would be entitled under the Indenture to incur indebtedness secured by a lien on the Principal Property to be leased without equally and ratably securing the TERMS pursuant to the exceptions provided in subclauses (c) and (d) of the second sentence of "Limitation on Liens" above or (b) the Company applies an amount not less than the fair value of such property (i) to the retirement of certain long-term indebtedness of the Company or a Restricted Subsidiary or
(ii) to the purchase at not more than the fair value of Principal Property (other than that involved in such Sale and Leaseback Transaction).

EVENTS OF DEFAULT

  In addition to the "Events of Default" set forth under "Description of Debt Securities--Events of Default" in the accompanying Prospectus, the failure to repurchase the TERMS as described herein would also be an Event of Default under the TERMS.

DEFEASANCE

  In order to discharge all of its obligations with respect to the TERMS or omit to comply with the Restrictive Covenants as described in the accompanying Prospectus under the headings "Description of Debt Securities--Defeasance and Covenant Defeasance--Defeasance and Discharge" and "Description of Debt Securities--Defeasance and Covenant Defeasance--Defeasance of Certain Covenants," the Company must, in addition to complying with the conditions described in the above referenced sections of the accompanying Prospectus, deposit in trust for the benefit of the Holders of the TERMS money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and interest on the TERMS on the dates such payments are due, including any date prior to the Maturity Date on which the TERMS are subject to repurchase.

CERTAIN DEFINITIONS

  "Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Subsidiaries less, without duplication: (a) total current liabilities (excluding indebtedness due within 12 months); (b) all reserves for depreciation and other asset valuation reserves, but excluding reserves for deferred federal income taxes; (c) all intangible assets such as goodwill, trademarks, trade names, patents and unamortized debt discount and expense carried as an asset; and (d) all appropriate adjustments on account of minority interests of other persons holding common stock of any Subsidiary, all as reflected in the Company's most recent audited consolidated balance sheet preceding the date of such determination.

  The term "indebtedness," as applied to the Company or any Subsidiary, means bonds, debentures, notes and other instruments representing obligations created or assumed by any such corporation (i) for money borrowed (other than unamortized debt discount or premium); (ii) evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets of any kind; (iii) as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles; and (iv) any amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation listed in clause (i), (ii) or (iii) above. All indebtedness secured by a lien upon property owned by the Company or any Subsidiary and upon which indebtedness any such corporation customarily pays interest, although any such corporation has not assumed or become liable for the payment of such indebtedness, is also deemed to be indebtedness of any such corporation. All indebtedness for borrowed money incurred by other persons which is directly guaranteed as to payment of principal by the Company or any Subsidiary shall for all purposes of the Indenture be deemed to be indebtedness of any such corporation, but no other contingent obligation of any such corporation in respect of indebtedness incurred by other persons shall for any purpose be deemed indebtedness of such corporation. Indebtedness of the Company or any Subsidiary does not include
(i) amounts which are payable only out of all or a portion of the oil, gas, natural gas, helium, coal, metals, minerals, steam, timber, hydrocarbons, or geothermal or other natural resources produced, derived or extracted from properties owned or developed by such corporation; (ii) any indebtedness incurred to finance oil, gas, natural gas, helium, coal, metals, minerals, steam, timber, hydrocarbons, or geothermal or other natural resources or synthetic fuel exploration or development, payable, with respect to principal and interest, solely out of the proceeds of oil, gas, natural gas, helium, coal, metals, minerals, steam, timber, hydrocarbons, or geothermal or other natural resources or synthetic fuel to be produced, sold, and/or delivered by the Company or any Subsidiary; (iii) indirect guarantees or other contingent obligations in connection with the indebtedness of others, including agreements, contingent or otherwise, with such other persons or with third persons with respect to, or to permit or ensure the payment of, obligations of such other persons, including, without limitation, agreements to advance or supply funds to or to invest in such other persons, or agreements to pay for property, products or services of such other persons (whether or not conferred, delivered or rendered), and any demand charge, throughput, take-or-pay, keep-well, make-whole, cash deficiency, maintenance of working capital or earnings or similar agreements; and (iv) any guarantees with respect to lease or other similar periodic payments to be made by other persons.

  "Principal Property" means any natural gas distribution property, natural gas pipeline or gas processing plant located in the United States, except any such property that in the opinion of the Board of Directors of the Company is not of material importance to the total business conducted by the Company and its consolidated Subsidiaries. "Principal Property" shall not include any oil or gas property or the production or proceeds of production from an oil or gas producing property or the production or any proceeds of production of gas processing plants or oil or gas or petroleum products in any pipeline or storage field.

  "Restricted Subsidiary" means any Subsidiary which owns a Principal Property. "Subsidiary" means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

  "Sale and Leaseback Transaction" means any arrangement entered into by the Company or any Restricted Subsidiary with any person providing for the leasing to the Company or any Restricted Subsidiary of any Principal Property (except for temporary leases for a term, including any renewal thereof, of not more than three years and except for leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries), which Principal Property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the TERMS is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with such consequences to persons who purchase the TERMS offered hereby and who hold such TERMS as capital assets, and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, tax-exempt entities, regulated investment companies, dealers in securities or currencies, persons electing mark-to-market status as traders in securities, persons holding TERMS as a hedge against currency risk or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the U.S. dollar. In addition, this discussion addresses only the United States federal income tax consequences of the TERMS until the Initial Investor Maturity Date. PERSONS CONSIDERING THE PURCHASE OF THE TERMS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE TERMS ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

  As used herein, the term "U.S. Holder" means a Holder of a TERMS that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury Regulations), (iii) an estate whose income is subject to United States federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of a TERMS is effectively connected with the conduct of a United States trade or business. Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons also will be "U.S. Holders." As used herein, the term "non-U.S. Holder" means a Holder of a TERMS that is not a U.S. Holder.

  The United States federal income tax treatment of debt obligations such as the TERMS is not entirely certain and depends, in part, on whether the TERMS are treated for federal income tax purposes as maturing on the Maturity Date or on the Initial Investor Maturity Date. Because the TERMS are subject to mandatory tender on the Initial Investor Maturity Date, the Company intends to treat the TERMS, for United States federal income tax purposes, as maturing on the Initial Investor Maturity Date and, should the Remarketing Dealer remarket the TERMS, as being reissued on the Initial Investor Maturity Date. By purchasing the TERMS, each U.S. Holder agrees to such treatment for United States federal income tax purposes. Based on such treatment, interest on the TERMS will constitute "qualified stated interest" and generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or received (in accordance with the U.S. Holder's regular method of tax accounting).

  It is expected that the TERMS will be issued without having original issue discount. If, however, the TERMS are issued at a discount greater than the statutory de minimis amount (generally 1/4 of 1% of the TERMS' stated redemption price at the Initial Investor Maturity Date multiplied by the number of complete years to the Initial Investor Maturity Date from its issue date), a U.S. Holder would be required to include original issue discount in income as ordinary interest income for United States federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of the U.S. Holder's regular method of tax accounting.

  Under the foregoing treatment, upon the sale, exchange or retirement of a TERMS, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the TERMS. A U.S. Holder's adjusted tax basis in a TERMS generally will equal such U.S. Holder's initial investment in the TERMS increased by any original issue discount included in income and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such TERMS. Such gain or loss will generally be long-term capital gain or loss if the TERMS were held for more than one year. Long-term capital gain recognized by non-corporate U.S. Holders is subject to a maximum tax rate of 20%. The deductibility of capital losses is subject to limitations.

  There can be no assurance that the Internal Revenue Service ("IRS") will agree with the manner in which the Company intends to treat the TERMS for United States federal income tax purposes, and it is possible that the IRS could assert another treatment. For instance, it is possible that the IRS could seek to treat the TERMS as maturing on the Maturity Date for United States federal income tax purposes.

  In the event the TERMS were treated as maturing on the Maturity Date for United States Federal income tax purposes, because the interest rate for certain periods (i.e., the Window Period Interest Rate and the Interest Rate to Maturity) will not be determined until a later time, the TERMS may be subject to the Treasury Regulations governing debt instruments that provide for contingent payments (the "Contingent Payment Regulations"). In such event, the Company would be required to construct a projected payment schedule for the TERMS based upon the Company's current borrowing costs for comparable noncontingent debt instruments of the Company, from which an estimated yield on the TERMS would be calculated. A U.S. Holder would be required to include in income original issue discount in an amount equal to the product of the adjusted issue price of the TERMS at the beginning of each interest accrual period and the estimated yield of the TERMS. In general, for these purposes, a TERMS' adjusted issue price would equal the TERMS' issue price increased by the interest previously accrued on the TERMS, and reduced by all payments made on the TERMS. As a result of the application of the Contingent Payment Regulations, it is possible that a U.S. Holder would be required to include interest in income in excess of actual cash payments received for certain taxable years.

  The character of any gain or loss, upon the sale or exchange of a TERMS (including a sale pursuant to the mandatory tender on the Initial Investor Maturity Date) by a U.S. Holder, would likely differ if the TERMS were treated as contingent payment obligations. Any such taxable gain generally would be treated as ordinary income. Any such taxable loss generally would be ordinary to the extent of previously accrued original issue discount, and any excess would generally be treated as capital loss.

NON-U.S. HOLDERS

  A non-U.S. Holder will not be subject to United States federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a TERMS (i) unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Company, a controlled foreign corporation related to the Company or a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) unless and to the extent that any such payments are treated as contingent interest under the Code. To qualify for exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. beneficial owner (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the TERMS under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder, and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a TERMS is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. Under applicable Treasury Regulations, the statement requirement referred to above may also be satisfied with other documentary evidence for interest paid after December 31, 1999 with respect to an offshore account or through certain foreign intermediaries.

  Generally, a non-U.S. Holder will not be subject to United States federal income taxes on any amount which constitutes gain upon retirement or disposition of a TERMS unless (i) the gain is effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder or
(ii) in the case of an individual
non-U.S. Holder, such individual is present in the United States for 183 or more days in the tax year of disposition and certain other conditions are satisfied. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

  The TERMS will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the TERMS would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

  Backup withholding of United States federal income tax at a rate of 31% may apply to payments made in respect of the TERMS to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the TERMS to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or otherwise establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

  In addition, upon the sale of a TERMS to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

  Any amounts withheld under the backup withholding rules from a payment to a Holder would be allowed as a refund or a credit against such Holder's United States federal income tax provided the required information is furnished to the IRS.

NEW WITHHOLDING REGULATIONS

  The Treasury Department has issued new regulations (the "New Regulations") which make certain modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below (the "Underwriters"), and each of the Underwriters has severally but not jointly agreed to purchase, the principal amount of the TERMS set forth opposite its name below:

                                                                      PRINCIPAL
                                UNDERWRITER                            AMOUNT
                                -----------                           ---------
      Credit Suisse First Boston Corporation......................... $
      Chase Securities Inc. .........................................
      Goldman, Sachs & Co. ..........................................
      Merrill Lynch, Pierce, Fenner & Smith
               Incorporated..........................................
      NationsBanc Montgomery Securities LLC..........................
                                                                      ---------
          Total...................................................... $
                                                                      =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the TERMS, if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances, the purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

  The Company has been advised by the Underwriters that the Underwriters propose to offer the TERMS to the public initially at the public offering price set forth on the cover page of this Prospectus Supplement and to certain
dealers at such price less a concession of      % of the principal amount per
TERMS and the Underwriters and such dealers may allow a discount of       % of
such principal amount per TERMS on sales to certain other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Underwriters.

  The TERMS are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the TERMS but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the TERMS. In addition, there can be no assurance that an active or liquid market for the TERMS will develop or, if any such market develops, that it will continue to exist.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities, under the Securities Act, or contribute to payments which the Underwriters may be required to make in respect thereof.

  The Underwriters may engage in certain transactions that maintain or otherwise affect the price of the TERMS. Such transactions may include over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the TERMS in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the TERMS originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the TERMS to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

  The Company estimates that its expenses associated with the offer and sale
of the TERMS will be $       .

  The Remarketing Dealer will pay the Company $      as consideration for the
right to remarket the TERMS as described above on the same date the Underwriters pay the purchase price for TERMS. Following the Remarketing Date, the TERMS may be remarketed to or through the Remarketing Dealer, directly to purchasers, to dealers or otherwise. Such transactions may be effected from time to time at a fixed price or prices, or at market prices prevailing at the time of sales at prices related to such prevailing market prices or at negotiated prices. If required at any time, this Prospectus Supplement and the accompanying Prospectus, as amended or supplemented, or a new Prospectus may be used in connection with remarketing the TERMS. The TERMS may also be remarketed following the Remarketing Date in one or more private transactions, including pursuant to Rule 144A under the Securities Act.

  Each of the Underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment or commercial banking services to the Company and its affiliates for which such Underwriters or their affiliates have received or will receive customary fees and commissions. In addition, Chase Bank of Texas, National Association, an affiliate of Chase Securities Inc., is the Trustee under the Indenture. See "Description of Debt Securities--Regarding the Trustee" in the accompanying Prospectus.

PROSPECTUS

                              NORAM ENERGY CORP.

                                 $500,000,000

                                DEBT SECURITIES

                               ----------------

  By this prospectus, we may offer in one or more separate offerings up to $500,000,000 of our Debt Securities. We will offer our Debt Securities in amounts, at prices and on terms to be determined by market conditions at the time of our offering.

  We will provide the specific terms of our Debt Securities in supplements to this prospectus. You should read this prospectus and the related prospectus supplement carefully before you invest in our Debt Securities. This prospectus may not be used to offer and sell of our Debt Securities unless accompanied by a prospectus supplement.

  We may offer our Debt Securities in any of the following ways:

    .through one or more underwriters or a syndicate of underwriters in an underwritten offering;

    .through dealers;

    .through agents; or

    .directly to purchasers.

  You can find additional information about our plan of distribution for our Debt Securities under the heading "Plan of Distribution," which appears later in this prospectus. We will describe the plan of distribution for any particular offering of our Debt Securities in the applicable prospectus supplement.

  Our executive offices are located at Houston Industries Plaza, 1111 Louisiana, Houston, Texas 77002, and our telephone number is (713) 207-3000.

                               ----------------

 NEITHER THE  SECURITIES AND  EXCHANGE  COMMISSION NOR  ANY  STATE  SECURITIES
  COMMISSION HAS APPROVED  OR DISAPPROVED OF  THESE SECURITIES OR  DETERMINED
   IF THIS PROSPECTUS  IS TRUTHFUL  OR COMPLETE. ANY  REPRESENTATION TO  THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

               The date of this prospectus is October 30, 1998.

                               TABLE OF CONTENTS

                                                                            PAGE
                                PROSPECTUS                                  ----
Where You Can Find More Information........................................   3
Disclosure Regarding Forward-Looking Statements............................   4
The Company................................................................   5
Ratio of Earnings to Fixed Charges.........................................   6
Use of Proceeds............................................................   6
Description of Debt Securities.............................................   6
Plan of Distribution.......................................................  16
Experts....................................................................  18
Validity of Securities.....................................................  18

  You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is current only as of the date of this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file reports and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any document we file with the Commission at the Commission's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549, at the regional offices of the Commission located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. You may obtain further information regarding the operation of the Commission's Public Reference Room by calling the Commission at 1-800-SEC-0330. Our filings are also available to the public on the Commission's Internet site located at http://www.sec.gov. In addition, you may inspect our reports at the offices of the New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005.

  The Commission allows us to "incorporate by reference" into this prospectus the information we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in this prospectus or a prospectus supplement or by information that we file subsequently that is incorporated by reference into this prospectus. We are incorporating by reference into this prospectus the following documents that we have filed with the Commission and our future filings with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until our offering of our Debt Securities is completed:

  .  Our Annual Report on Form 10-K for our fiscal year ended December 31,
     1997;

  . Our Quarterly Reports on Form 10-Q for our quarterly periods ended March 31, 1998 and June 30, 1998; and

  .  Our Current Report on Form 8-K dated February 5, 1998.

  This prospectus is part of a registration statement we have filed with the Commission relating to our Debt Securities. As permitted by Commission rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the Commission. You should read the registration statement, the exhibits and schedules for more information about us and our Debt Securities. The registration statement, exhibits and schedules are also available at the Commission's Public Reference Room or through its web site.

  You may also request a copy of our filings with the Commission at no cost, by writing to or telephoning us at the following address:

                              NorAm Energy Corp.
                                1111 Louisiana
                             Houston, Texas 77002
                           Attn: Corporate Secretary
                                (713) 207-3000

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

  Statements contained in this Prospectus, including the documents that are incorporated by reference as set forth in "Incorporation of Certain Documents by Reference," that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management's beliefs as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to future economic performance and are not statements of fact, actual results may differ materially from those projected. Important factors that could cause future results to differ include
(a) the effects of competition, (b) legislative and regulatory changes, (c) fluctuations in the weather, (d) fluctuations in energy commodity prices, (e) environmental liabilities, (f) changes in the economy and (g) other factors discussed in this and other filings by NorAm with the Commission. When used in NorAm's documents or oral presentations, the words "anticipate," "estimate," "expect," "objective," "projection," "forecast," "goal" or similar words are intended to identify forward-looking statements.

                                  THE COMPANY

  NorAm Energy Corp. ("NorAm" or the "Company") conducts operations primarily in the natural gas industry, including gathering, transmission, marketing, storage and distribution. NorAm is currently organized into three operating units: (a) natural gas distribution; (b) interstate pipeline; and (c) energy marketing. NorAm is a wholly owned subsidiary of Houston Industries Incorporated ("Houston Industries").

  Natural Gas Distribution. NorAm's natural gas distribution operations are conducted through three of its unincorporated divisions, Arkla, Entex and Minnegasco, which, as of June 30, 1998, collectively formed the nation's third largest natural gas distribution operation in terms of customers served. Through these divisions, NorAm purchases, transports, stores and distributes natural gas and provides natural gas utility services to over 2.8 million residential, commercial and industrial customers in six states, including the metropolitan areas of Minneapolis, Minnesota; Houston, Texas; Little Rock, Arkansas; and Shreveport, Louisiana.

  Interstate Pipeline. NorAm's interstate natural gas pipeline operations ("Interstate Pipeline") are conducted through two of its wholly owned subsidiaries, NorAm Gas Transmission Company and Mississippi River Transmission Corporation. As of June 30, 1998, Interstate Pipeline owned and operated approximately 8,200 miles of transmission lines and six natural gas storage facilities located across the following eight states in the south-central United States: Arkansas, Kansas, Louisiana, Mississippi, Missouri, Oklahoma, Tennessee and Texas. Interstate Pipeline transports and delivers natural gas on behalf of various shippers primarily to utilities, industrial customers and third party pipeline interconnects.

  Energy Marketing. NorAm's Energy Marketing and Gathering division ("Energy Marketing") markets natural gas and electric power and provides price risk management services to various energy sector customers. In addition, Energy Marketing provides natural gas gathering services and retail energy marketing services. The division's energy marketing and risk management services are conducted by NorAm Energy Services, Inc. ("NES"). NES supplies, markets and trades natural gas and electricity. In addition it offers physical and financial wholesale energy marketing products and services to a variety of customers, including natural gas distribution companies, municipalities, power plants, marketers, aggregators and large volume industrial customers. The division's natural gas gathering operations, including related liquids extraction and marketing activities, are conducted by NorAm Field Services Corp. ("NFS"). As of June 30, 1998, NFS operated approximately 4,000 miles of gathering pipelines which collected natural gas from more than 200 separate systems located in major producing fields in Arkansas, Louisiana, Oklahoma and Texas. The division's retail energy marketing services are conducted by NorAm Energy Management, Inc. ("NEM"). NEM markets natural gas and related energy services to industrial customers served by large local distribution companies and connected to interstate and intrastate pipelines offering unbundled transportation services.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the Company's ratios of earnings from continuing operations to fixed charges for each of the periods indicated:

                                                 SIX
                                               MONTHS
                                                ENDED
                                              JUNE 30,  YEAR ENDED DECEMBER 31,
                                              --------- ------------------------
                                              1998 1997 1997 1996 1995 1994 1993
                                              ---- ---- ---- ---- ---- ---- ----
Ratio of earnings from continuing operations
 to fixed charges(1)........................  2.97 2.59 1.89 2.12 1.69 1.47 1.47

--------
(1) The Company believes that the ratios for the six-month periods are not necessarily indicative of the ratios for the twelve-month periods due to the seasonal nature of the Company's business and adjustments to the Company's financial statements resulting from its merger with and into a wholly owned subsidiary of Houston Industries on August 6, 1997.

                                USE OF PROCEEDS

  Unless otherwise indicated in the applicable Prospectus Supplement, the Company anticipates that any net proceeds from the sale of Debt Securities will be used for general corporate purposes, which may include, but are not limited to, working capital, capital expenditures, acquisitions and the repayment or refinancing of the Company's indebtedness, including the Company's outstanding long-term public debt securities.

                        DESCRIPTION OF DEBT SECURITIES

  NorAm may from time to time offer debt securities consisting of bonds, debentures, notes (including notes commonly known as medium-term notes), or other evidences of indebtedness in one or more series at an aggregate initial offering price not to exceed $500,000,000 (the "Debt Securities") pursuant to this Prospectus. The Debt Securities are to be issued under an Indenture, dated as of February 1, 1998 (as the same may be amended from time to time, the "Indenture"), between the Company and Chase Bank of Texas, National Association (formerly known as Texas Commerce Bank National Association), as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Debt Securities may be issued from time to time in one or more series. The particular terms of each series, or of Debt Securities forming a part of a series which are offered by a Prospectus Supplement, will be described in such Prospectus Supplement.

  The following summaries of certain provisions of the Indenture do not purport to be complete and are subject, and are qualified in their entirety by reference, to all the provisions of the Indenture, including the definitions therein of certain terms, and, with respect to any particular Debt Securities, to the description of the terms thereof included in the Prospectus Supplement relating thereto. Wherever particular Sections or defined terms of the Indenture are referred to herein or in a Prospectus Supplement, such Sections or defined terms are incorporated by reference herein or therein, as the case may be.

  The covenants in the Indenture would not necessarily afford the holders of the Debt Securities protection in the event of a decline in the Company's credit quality resulting from highly leveraged or other transactions involving the Company.

GENERAL

  The Indenture provides that separate series of Debt Securities may be issued under the Indenture from time to time without limitation as to aggregate principal amount. The Company may specify a maximum aggregate principal amount for the Debt Securities of any series, provided, however, such specified maximum aggregate principal amount may be increased by resolution of the Board of Directors of the Company. (Section 301) The Debt Securities are to have such terms and provisions which are not inconsistent with the Indenture, including as to maturity, principal and interest, as the Company may determine. The Debt Securities will be unsecured obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

  The applicable Prospectus Supplement will set forth the price or prices at which the Debt Securities to be offered will be issued and will describe the following terms of such Debt Securities: (a) the title of such Debt Securities; (b) any limit on the aggregate principal amount of the particular series of Debt Securities; (c) the date or dates on which the principal of any of such Debt Securities will be payable or the method by which such date or dates will be determined or extended; (d) the rate or rates at which any of such Debt Securities will bear interest, if any, or the method by which such rate or rates shall be determined, the date or dates from which any such interest will accrue, or the method by which such date or dates shall be determined, the Interest Payment Dates on which any such interest will be payable and the Regular Record Date, if any, for any such interest payable on any Interest Payment Date, or the method by which such date or dates shall be determined, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months; (e) the place or places where the principal of and any premium and interest on any of such Debt Securities will be payable, the place or places where such Debt Securities may be presented for registration of transfer or exchange, and the place or places where notices and demands to or upon the Company in respect of such Debt Securities may be made; (f) the period or periods within which or the date or dates on which, the price or prices at which and the terms and conditions upon which any of such Debt Securities may be redeemed, in whole or in part, at the option of the Company and the manner in which any election by the Company to redeem such Debt Securities shall be evidenced (if other than by a Board Resolution); (g) the obligation or the right, if any, of the Company to redeem or purchase any of such Debt Securities pursuant to any sinking fund, amortization or analogous provisions or the option of the Holder thereof to require any such redemption or purchase, and the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which and the other terms and conditions on which any of such Debt Securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation; (h) the denominations in which any of such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (i) if the amount of principal of or any premium or interest on any of such Debt Securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined; (j) if other than the currency of the United States of America, the currency, currencies or currency units, including composite currencies, in which the principal of or any premium or interest on any of such Debt Securities will be payable (and the manner in which the equivalent of the principal amount thereof in the currency of the United States of America is to be determined for any purpose, including for the purpose of determining the principal amount deemed to be Outstanding at any time); (k) if the principal of or any premium or interest on any of such Debt Securities is to be payable, at the election of the Company or the Holder thereof, in one or more currencies or currency units other than those in which such Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of any such amount as to which such election is made will be payable, the period or periods within which or the date or dates on which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount is to be determined); (l) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the entire principal amount thereof, the portion of the principal amount of any of such Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof or the method by which such portion shall be determined; (m) if the principal amount payable at the Stated Maturity of any of such Debt Securities will not be determinable as of any one or more dates prior to the Stated Maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any Maturity other than the Stated Maturity or which will be deemed to be Outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined); (n) any variation from the application of the provisions of the Indenture described under "Defeasance and Covenant Defeasance--Defeasance and Discharge" or "Defeasance and Covenant Defeasance--Defeasance of Certain Covenants" or under both such captions and the manner in which any election of the Company to defease such Debt Securities shall be evidenced (if other than by a Board Resolution); (o) whether any of such Debt Securities will initially be issuable in whole or in part in the form of a temporary Global Security representing such Debt Securities and provisions for the exchange of such temporary Global Security for definitive Debt Securities; (p) whether any of such Debt Securities will be issuable in whole or in part in the form of one or more Global Securities and, if so, the respective Depositaries for such Global Securities, the form of any legend or legends to be borne by any such Global Security, any circumstances under which any such

Global Security may be exchanged, in whole or in part, for Debt Securities registered, and whether and under what circumstances any transfer of such Global Security, in whole or in part, may be registered, in the names of Persons other than the Depositary for such Global Security or its nominee; (q) whether any of such Debt Securities will be subject to certain optional interest rate reset provisions; (r) whether any of such Debt Securities will be subject to certain optional extension of maturity provisions; (s) any addition to or change in the Events of Default applicable to any of such Debt Securities and any change in the right of the Trustee or the Holders of any of such Debt Securities to declare the principal amount of any of such Debt Securities due and payable; (t) any addition to or change in the covenants in the Indenture applicable to any of such Debt Securities; (u) the additions or changes, if any, to the Indenture with respect to such Debt Securities as shall be necessary to permit or facilitate the issuance of such Debt Securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons; (v) the appointment of any Paying Agent or Agents for such Debt Securities, if other than Houston Industries; (w) the terms of any right to convert or exchange such Debt Securities into any other securities or property of the Company, and the additions or changes, if any, to the Indenture with respect to such Debt Securities to permit or facilitate such conversion or exchange; (x) the terms and conditions, if any, pursuant to which such Debt Securities are secured; (y) any restriction or condition on the transferability of such Debt Securities; and (z) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture. (Section 301)

  Debt Securities, including Original Issue Discount Securities, may be sold at a substantial discount below their principal amount. Certain special United States income tax considerations (if any) applicable to Debt Securities sold at an original issue discount may be described in the applicable Prospectus Supplement. In addition, certain special United States federal income tax or other considerations (if any) applicable to any Debt Securities which are denominated in a currency or currency unit other than United States dollars may be described in the applicable Prospectus Supplement.

FORM, EXCHANGE AND TRANSFER

  The Debt Securities of each series will be issuable only in registered form, without coupons, and, unless otherwise specified in the applicable Prospectus Supplement, only in denominations of $1,000 and integral multiples thereof. (Section 302)

  At the option of the Holder, subject to the terms of the Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series, of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)

  Subject to the terms of the Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Trustee as Security Registrar. Any transfer agent (in addition to the Security Registrar) initially designated by the Company for any Debt Securities will be named in the applicable Prospectus Supplement. (Section 305) The Company may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series. (Sections 305 and 1002)

  Neither the Trustee nor the Company will be required to (a) issue, register the transfer of or exchange any Debt Security of any series (or of any series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing, or (b) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except, in the case of any such Debt Security to be redeemed in part, any portion not to be redeemed. (Section 305)

GLOBAL SECURITIES

  Unless otherwise provided in the Prospectus Supplement, some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities which will have an aggregate principal amount equal to that of the Debt Securities represented thereby. Unless otherwise provided in the Prospectus Supplement, the Global Security representing Debt Securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), or other successor depository appointed by the Company (DTC or such other depository is herein referred to as the "Depositary") and registered in the name of the Depositary or its nominee and such Global Security will bear a legend regarding the restrictions on exchange and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Indenture. Unless otherwise provided in the Prospectus Supplement, Debt Securities will not be issued in definitive form.

  Notwithstanding any provision of the Indenture or any Debt Security described herein, no Global Security may be exchanged, in whole or in part, for Debt Securities registered, and no transfer of a Global Security, in whole or in part, may be registered in the name of any Person other than the Depositary for such Global Security or any nominee of such Depositary unless
(a) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the Indenture, (b) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities represented by such Global Security, (c) the Company in its sole discretion determines that such Global Security will be so exchangeable or transferable, or (d) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable Prospectus Supplement. All Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct. (Sections 204 and 305)

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

  Upon the issuance by the Company of Debt Securities represented by a Global Security, purchases of Debt Securities under the DTC System must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Debt Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Debt Securities, except in the event that use of the book-entry system for the Debt Securities is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Security.

  So long as the Depositary for the Global Security, or its nominee, is the registered owner of the Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as described above, Beneficial Owners will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

  To facilitate subsequent transfers, all Debt Securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Debt Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Neither DTC nor Cede & Co. will consent or vote with respect to Debt Securities. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Payments of principal of and interest, if any, on the Debt Securities represented by the Global Security registered in the name of the Depositary or its nominee will be made by the Company through the Trustee under the Indenture or a paying agent (the "Paying Agent"), which may also be the Trustee under the Indenture, to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security. Neither the Company, the Trustee, nor the Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company has been advised that DTC will credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as in the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Paying Agent, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company or the Paying Agent, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

  The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

PAYMENT AND PAYING AGENTS

  Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest in respect of such Debt Securities, except that, unless otherwise provided in such Debt Securities, interest payable on the Stated Maturity of the principal of a Debt Security shall be paid to the Person to whom principal is paid. The initial payment of interest on any Debt Security of any series which is issued between a Regular Record Date and the related Interest Payment Date shall be payable as provided in such Debt Security. (Section 307)

  Unless otherwise indicated in the applicable Prospectus Supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as the Company may designate for such purpose from time to time, except that at the option of the Company payment of any interest may be made (a) by check mailed to the address of the Person entitled thereto as such address appears in the Security Register, or (b) by wire transfer in immediately available funds at such place and to such account as designated in writing by the Person entitled thereto as specified in the Security Register. Unless otherwise indicated in the applicable Prospectus Supplement, Houston Industries, the Company's parent company, will be designated as the Company's sole Paying Agent for payments with respect to Debt Securities of each series. Any other Paying Agents initially designated by the Company for the Debt Securities of a particular series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent, except that the Company at all times will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series. (Sections 307 and 1002)

  Any money deposited by the Company with the Trustee or any Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable may be repaid to the Company at the Company's request and the Holder of such Debt Security will thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease. (Section 1003)

COVENANTS

  The applicable Prospectus Supplement will set forth any restrictive covenants applicable with respect to any series of Debt Securities.

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company may not consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person ("Successor Person"), and may not permit any Person to consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, the Company, unless (a) the Successor Person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes the Company's obligations on the Debt Securities and under the Indenture, (b) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing and (c) the Company has delivered to the Trustee the certificates and opinions required under the Indenture. (Section 801)

EVENTS OF DEFAULT

  Each of the following will constitute an Event of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of or any premium on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Securities of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform, or breach in any material respect of, any other covenant or warranty of the Company in the Indenture with respect to Debt Securities of that series (other than a covenant or warranty included in the Indenture solely for the benefit of a series other than that series), continued for 90 days after written notice has been given to the Company by the Trustee or the Holders of at least 25% in principal amount of the Outstanding Securities of that series, as provided in the Indenture; (e) certain events involving bankruptcy, insolvency or reorganization; and (f) any other Event of Default provided with respect to Debt Securities of that series; provided, however, that no event described in clause (d), (e) or (f) above shall constitute an Event of Default until an officer of the Trustee, assigned to and working in the Trustee's corporate trust department has actual knowledge thereof or until a written notice of any such event is received by the Trustee at its Corporate Trust Office, and such notice refers to the Debt Securities generally, the Company or the Indenture. (Section 501)

  Notwithstanding the foregoing provisions, if the principal or any premium or interest on any Debt Security is payable in a currency other than the currency of the United States of America and such currency is not available to the Company for making payment thereof due to the imposition of exchange controls or other circumstances beyond the control of the Company, the Company will be entitled to satisfy its obligations to Holders of the Debt Securities by making such payment in the currency of the United States of America in an amount equal to the currency of the United States of America equivalent of the amount payable in such other currency, as determined by the Trustee by reference to the noon buying rate in The City of New York for cable transfers for such currency ("Exchange Rate"), as such Exchange Rate is reported or otherwise made available by the Federal Reserve Bank of New York on the date of such payment, or, if such rate is not then available, on the basis of the most recently available Exchange Rate. Notwithstanding the foregoing, any payment made under such circumstances in the currency of the United States of America where the required payment is in a currency other than the currency of the United States of America will not constitute an Event of Default under the Indenture. (Section 501)

  If an Event of Default (other than an Event of Default described in clause
(d) above or another Event of Default specified in clause (f) above that is applicable to all Outstanding Debt Securities, or an Event of Default specified in clause (e) above) with respect to the Debt Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Security, such portion of the principal amount of such Debt Security, as may be specified in the terms of such Debt Security) to be due and payable immediately, and upon any such declaration such principal amount shall become immediately due and payable. If an Event of Default described in clause (d) above or another Event of Default specified in clause (f) above that is applicable to all Outstanding Debt Securities shall occur and be continuing, or an Event of Default specified in clause (e) above shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of all the Debt Securities then Outstanding (treated as one class) by notice as provided in the Indenture may declare the principal amount (or, if any Debt Securities are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities then Outstanding to be due and payable immediately, and upon any such declaration such principal amount shall become immediately due and payable. After any such acceleration of a series, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture. (Section 502) For information as to waiver of defaults, see "Modification and Waiver" below.

  Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section
603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series, provided that, (a) such direction shall not be in conflict with any rule of law or the Indenture, (b) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction, and (c) subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will have the right to decline to follow such direction if an officer of the Trustee determines, in good faith, that the proceeding so directed would involve the Trustee in personal liability or would otherwise be contrary to applicable law. (Section 512)

  No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver, assignee, trustee, liquidator or sequestrator (or other similar official), or for any other remedy thereunder, unless (a) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series, (b) the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series have made written request to the Trustee, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding and (c) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507) However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security. (Section 508)

  The Company will be required to furnish to the Trustee annually a statement by certain of its officers as to whether or not the Company, to their knowledge, is in default in the performance or observance of any of the terms, provisions, covenants and conditions of the Indenture and, if so, specifying all such known defaults. (Section 1004)

MODIFICATION AND WAIVER

  The Indenture contains provisions permitting the Company and the Trustee to enter into one or more supplemental indentures without the consent of the holders of any of the Debt Securities in order (a) to evidence the succession of another corporation to the Company, or successive successions and the assumption of the covenants, agreements and obligations of the Company by a successor to the Company; (b) to add to the covenants of the Company for the benefit of the Holders or surrender any right or power of the Company; (c) to add additional Events of Default with respect to any series of Debt Securities; (d) to add or change any provisions of the Indenture to such extent as necessary to facilitate the issuance of Debt Securities in bearer form; (e) to add to, change or eliminate any provision of the Indenture in respect of one or more series of Debt Securities, provided that if such action adversely affects the interests of any Holders of Debt Securities of any series, such addition, change or elimination will become effective with respect to such series only when no Security of such series remains Outstanding; (f) to convey, transfer, assign, mortgage or pledge any property to or with the Trustee or to surrender any right or power herein conferred upon the Company; (g) to establish the form or terms of Debt Securities; (h) to provide for uncertificated securities in addition to certificated securities; (i) to evidence and provide for successor Trustees or to add or change any provisions to such extent as necessary to permit or facilitate the appointment of a separate Trustee or Trustees for specific series of Debt Securities; (j) to cure any ambiguity, to correct any defect or supplement any inconsistent provisions or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action does not adversely affect the interests of the Holders of Debt Securities of any series; (k) to supplement any provisions of the Indenture necessary to permit or facilitate the defeasance and discharge of any series of Debt Securities, provided that such action does not adversely affect the interests of the Holders of Debt Securities of such series or any other series; (l) to comply with the rules or regulations of any securities exchange or automated quotation system on which any of the Debt Securities may be listed or traded; or (m) to add, change or eliminate any provisions of the Indenture as is necessary or desirable in accordance with any amendments to the Trust Indenture Act, provided that such action does not adversely affect the rights or interests of any Holder of Debt Securities. (Section 901)

  The Indenture also contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by such supplemental indenture (treated as one class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the Holders of Debt Securities of such series, except that no such supplemental indenture may, without the consent of the Holder of each Outstanding Debt Security so affected, (a) except to the extent permitted pursuant to the Indenture, change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, (b) reduce the principal amount of, or any premium or interest on, any Debt Security, (c) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof, (d) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture, (g) reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (h) make certain modifications to such provisions with respect to modification and waiver, (i) with respect to any series of Debt Securities that are convertible or exchangeable into any other securities or property of the Company, make any change that adversely affects the right to convert or exchange any such Debt Security or decrease the conversion or exchange rate or increase the conversion price of any such Debt Security, or
(j) with respect to any series of Debt Securities that are secured, change the terms and conditions pursuant to which such Debt Securities are secured in a manner adverse to the Holders of such Debt Securities. (Section 902)

  The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of any series may waive any past default or compliance with certain restrictive provisions under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Sections 513 and 1006)

  The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under the Indenture as of any date, (a) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date, (b) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security, (c) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (a) or (b) above, of the amount described in such clause) and (d) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any of their Affiliates will be disregarded and deemed not to be Outstanding. Certain Debt Securities, including those for whose payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to Section 1402, will not be deemed to be Outstanding. (Section 101)

  Except in certain limited circumstances, the Company will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Debt Securities of that series on the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may be specified by the Company (or the Trustee, if it set the record date) and may be shortened or lengthened (but not beyond 180 days) from time to time. (Section 104)

DEFEASANCE AND COVENANT DEFEASANCE

  Unless otherwise provided in the applicable Prospectus Supplement, the provisions of Section 1402, relating to defeasance and discharge of indebtedness, or Section 1403, relating to defeasance of certain restrictive covenants, in the Indenture, shall apply to the Debt Securities of any series or to any specified part of a series. (Section 1401)

  Defeasance and Discharge. Section 1402 of the Indenture provides that the Company will be discharged from all its obligations with respect to such Debt Securities (except for certain obligations to exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Sections 1402 and 1404)

  Defeasance of Certain Covenants. Section 1403 of the Indenture provides that, in certain circumstances, the Company may omit to comply with certain restrictive covenants, including any that may be described in the applicable Prospectus Supplement, and that in those circumstances the occurrence of certain Events of Default, which are described above in clause (d) (with respect to such restrictive covenants) under "Events of Default" and any that may be described in the applicable Prospectus Supplement, will be deemed not to be or result in an Event of Default, in each case with respect to such Debt Securities. The Company, in order to exercise such option, will be required to deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. The Company will also be required, among other things, to deliver to the Trustee an opinion of Counsel to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event the Company exercised this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities, but might not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, the Company would remain liable for such payments. (Sections 1403 and
1404)

NOTICES

  Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register. (Sections 101 and
106)

TITLE

  The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name a Debt Security is registered on the applicable record date as the owner thereof (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes. (Section 309)

GOVERNING LAW

  The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of laws principles thereof. (Section 112)

REGARDING THE TRUSTEE

  The Trustee serves as trustee for (i) Houston Industries' first mortgage bonds aggregating $2.0 billion (as of September 30, 1998), (ii) Houston Industries' collateralized medium-term notes which are secured as to payment of principal, interest and premium, if any, by Houston Industries' first mortgage bonds and (iii) pollution control bonds previously issued on behalf of Houston Industries aggregating $1.0 billion (as of September 30, 1998), a portion of which is collateralized by Houston Industries' first mortgage bonds. The Company and Houston Industries also maintain depositary and other normal banking relationships with the Trustee.

  The Chase Manhattan Bank ("Chase"), a subsidiary of the Chase Manhattan Corporation, the sole indirect shareholder of the Trustee, is a party to credit agreements under which the Company, Houston Industries and certain of their affiliates have bank lines of credit. Mr. Don D. Jordan, Chairman and Chief Executive Officer of the Company and Chairman, Chief Executive Officer and director of Houston Industries, and Mr. R. Steve Letbetter, President and Chief Operating Officer of the Company and President, Chief Operating Officer and director of Houston Industries, each serve on the Trustee's Advisory Board of Directors.

                             PLAN OF DISTRIBUTION

  The Company may sell the Debt Securities (a) through an underwriter or underwriters, (b) through dealers, (c) through agents, (d) directly to purchasers, including affiliates of the Company, or (e) through a combination of any such methods of sale. The applicable Prospectus Supplement will set forth the terms of the offerings of any Debt Securities, including the method of distribution, the name or names of any underwriters, dealers or agents, any managing underwriter or underwriters, the purchase price of the Debt Securities and the proceeds to the Company from the sale, any underwriting discounts, agency fees and other items constituting underwriters' compensation and any discounts and concessions allowed, reallowed or paid to dealers or agents. Any initial public offering price and any discount or concessions allowed or reallowed to dealers may be changed from time to time. The expected time of delivery of the Debt Securities in respect of which this Prospectus is delivered will be set forth in the applicable Prospectus Supplement.

  If underwriters are used in the sale of the Debt Securities, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of Debt Securities will be obligated to purchase all such Debt Securities if any are purchased. In connection with the sale of Debt Securities, underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

  If a dealer is utilized in the sale of the Debt Securities in respect of which this Prospectus is delivered, the Company will sell such Debt Securities to the dealer as principal. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the Debt Securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

  Underwriters, agents or dealers participating in the distribution of Debt Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Debt Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

  The Debt Securities may be sold in one or more transactions either at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company may also offer and sell the Debt Securities in exchange for one or more of its outstanding issues of debt or convertible debt securities or in the satisfaction of indebtedness.

  Underwriters, agents or dealers who participate in the distribution of Debt Securities may be entitled, under agreements which may be entered into with the Company, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution by the Company to payments that such underwriters, dealers or agents or any of their controlling persons may be required to make in respect thereof. Underwriters, agents or dealers may be customers of, engage in transactions with or perform services for the Company or affiliates of the Company in the ordinary course of business.

  Each series of Debt Securities will be a new issue with no established trading market. The Company may elect to list any series of Debt Securities on an exchange, but the Company shall not be obligated to do so. It is possible that one or more underwriters may make a market in a series of Debt Securities, but will not be obliged to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Debt Securities.

  In connection with the offering, the underwriters or agents, as the case may be, may purchase and sell the Debt Securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Debt Securities; and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of Debt Securities than they are required to purchase from the Company in the offering. The underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker dealers in respect of the Debt Securities sold in the offering for their account may be reclaimed by the syndicate if such Debt Securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Debt Securities, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

  If so indicated in the Prospectus Supplement, the Company will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the Prospectus Supplement. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement. The Prospectus Supplement will also set forth the commission payable for solicitation of such contracts.

  Offers to purchase Debt Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto. Except as set forth in the applicable Prospectus Supplement, no director, officer or employee of the Company will solicit or receive a commission in connection with direct sales by the Company of the Debt Securities, although such persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with any such direct sales.

  Debt Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the Debt Securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with the

Company to indemnification or contribution by the Company against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

                                    EXPERTS

  The consolidated balance sheet of the Company as of December 31, 1997, and the related statements of consolidated income, consolidated stockholders' equity and consolidated cash flows for the five months ended December 31, 1997 and the seven months ended July 31, 1997 and the Company's financial statement schedule for the year ended December 31, 1997, incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements and financial statement schedule of the Company as of December 31, 1996 and for each of the two years in the period ended December 31, 1996, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm in accounting and auditing.

                            VALIDITY OF SECURITIES

  Unless otherwise indicated in the applicable Prospectus Supplement, the validity of the Debt Securities will be passed upon for the Company by Baker & Botts, L.L.P., Houston, Texas. Certain legal matters will be passed upon for the Company by Hugh Rice Kelly, Esq., Executive Vice President, General Counsel and Corporate Secretary of the Company, and for the underwriters, dealers, or agents, if any, by Dewey Ballantine LLP, New York, New York. James
A. Baker, III, a senior partner in the law firm of Baker & Botts, L.L.P., is currently a director of Houston Industries, the Company's sole stockholder, and beneficial owner of 2,500 shares of Houston Industries' common stock.